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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934



                         ALTIGEN COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  021489 10 9
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               DECEMBER 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]        Rule 13d-1(b)

           [ ]        Rule 13d-1(c)

           [X]        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-98)

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CUSIP No.   021489 10 9
--------------------------------------------------------------------------------

     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Technology Associates Corporation
--------------------------------------------------------------------------------

     2.  Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)       [ ]

         (b)       [ ]
--------------------------------------------------------------------------------

     3.  SEC Use Only
--------------------------------------------------------------------------------

     4.  Citizenship or Place of Organization      Taiwan
--------------------------------------------------------------------------------
 Number of Shares   5.  Sole Voting Power          802,506
 Beneficially       ------------------------------------------------------------
 Owned by Each      6.   Shared Voting Power       -0-
 Reporting          ------------------------------------------------------------
 Person With:       7.   Sole Dispositive Power    802,506
                    ------------------------------------------------------------
                    8.   Shared Dispositive Power  -0-
                    ------------------------------------------------------------

     9. Aggregate Amount Beneficially Owned by Each Reporting Person 942,815 (includes 140,309 shares registered in the name of affiliated entity Tech Alliance Corporation)

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

     11. Percent of Class Represented by Amount in Row (9)  7.0%
--------------------------------------------------------------------------------

     12. Type of Reporting Person (See Instructions)  CO
--------------------------------------------------------------------------------



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Item 1.

     (a)    Name of Issuer               ALTIGEN COMMUNICATIONS, INC.

     (b)    Address of Issuer's Principal Executive Offices
            47427 Fremont Blvd., Fremont, CA  94538

Item 2.

     (a)    Name of Person Filing        Technology Associates Corporation

     (b) Address of Principal Business Office or, if none, Residence 9F, No. 108, Nanking E. Road, Sec. 5, Taipei,
            Taiwan 105 R.O.C.

     (c)    Citizenship                                        N/A

     (d)    Title of Class of Securities                       Common Stock

     (e)    CUSIP Number                                       021489 10 9

Item 3.

     Not applicable

Item 4.   Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount of beneficially owed: 942,815 (includes 140,309 shares registered in the name of affiliated entity Tech Alliance Corporation)

     (b)    Percent of class:  7.0%

     (c)    Number of shares as to which the person has:

            (i)    Sole power to vote or to direct the vote.        802,506

            (ii)   Shared power to vote or to direct the vote.        -0-

            (iii)  Sole power to dispose or to direct the disposition of.
                   802,506

            (iv)   Shared power to dispose or to direct the disposition of. -0-

Item 5.   Ownership of Five Percent or Less of a Class

     Not applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

     Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     Not applicable

Item 8.   Identification and Classification of Members of the Group

     Not applicable

Item 9.   Notice of Dissolution of Group

     Not applicable

Item 10.  Certification

     Not applicable

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SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

                                                  February 10, 2000
                                      ---------------------------------------
                                                        Date

                                      /s/ Emery Hsia
                                      ---------------------------------------
                                                      Signature

                                      Technology Associates Corp. / President
                                      ---------------------------------------
                                                      Name/Title

                                       4